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                                                                      Exhibit 11
                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                                          Thirteen Weeks Ended
                                                          --------------------
                                                          April 27,   April 29,
                                                            1996        1995
                                                        ----------- -----------
Net income as reported                                  $ 9,515,000 $ 8,264,000
                                                         ==========  ==========
Net income used for primary
  computation                                           $ 9,515,000 $ 8,264,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt                                     1,085,000   1,085,000
                                                         ----------  ----------
Net income used for fully
  diluted computation                                   $10,600,000 $ 9,349,000
                                                         ==========  ==========
Weighted average number of
  common shares outstanding                              32,916,276  33,229,762

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased                                     676,031     320,201
                                                         ----------  ----------

Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation                                    33,592,307  33,549,963

Add (where dilutive):
  Shares applicable to stock options
  in addition to those used in primary
  computation due to the use of period-
  end market price when higher than
  average price                                              85,186           -


  Assumed exercise of
  convertible securities                                  4,387,879   4,387,879
                                                         ----------  ----------

Adjusted shares outstanding
  used for fully diluted
  computation                                            38,065,372  37,937,842
                                                         ==========  ==========
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